UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 23, 2022

Helbiz, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	001-39136	84-3015108
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS. Employer Identification No.)

32 Old Slip, New York, NY 10005
(Address of Principal Executive Offices, and Zip Code)
(917) 675-7157
Registrant’s Telephone Number, Including Area Code

(Former Name or Former Address, if Changed Since Last Report)

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A Common Stock, $0.00001 par value	HLBZ	The Nasdaq Stock Market LLC
Redeemable warrants, each warrant exercisable for one share of Class A Common Stock	HLBZW	The Nasdaq Stock Market LLC

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communication pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communication pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement and Unregistered Sale of Equity Securities

On August 23, 2022, we entered into a securities purchase agreement (the “Agreement”) with an accredited investor (the “Debenture Holder”) to place Convertible Debentures (the “Debentures”) with a maturity date of twelve months after the issuance thereof in the aggregate principal amount of up to $10,000,000 (the “Transaction”), provided that in case of an event of default, the Debentures may become at the Debenture Holder’s election immediately due and payable. We also issued a Warrant to purchase 500,000 shares of our Class A Common Stock (“Common Shares”) to the Debenture Holder with an exercise price of $2.00 per share (the “Warrants”).

The initial closing of the Transaction occurred on August 23, 2022, when we issued a Debenture for $5,000,000, and the Warrants. The second closing of a Debenture in an amount of $2,500,000 is expected to occur upon the filing of a registration statement (the “Registration Statement”) with the U.S. Securities and Exchange Commission (the “SEC”) to register the resale of the shares underlying the Debentures by the Debenture Holder. The third closing of a Debenture in an amount of $2,500,000 is expected to occur upon the declaration of effectiveness of that registration statement by the SEC. The Debentures bear interest at the rate of 5% per annum, provided that in the event of a default such interest rate increases to 15%.

The Debenture Holder may convert a Debenture in its sole discretion at any time on or prior to maturity at the lower of $2.00 or 92.5% of the lowest daily VWAPs during the five (5) consecutive trading days immediately preceding the conversion date or other date of determination, provided that as long as we are not in default under the Debenture, the conversion price may never be less than $0.25 unless lowered by the Company pursuant to the Agreement. We may not convert any portion of a Debenture if such conversion would result in the Debenture Holder beneficially owning more than 4.99% of our then issued common stock, provided that such limitation may be waived by the Debenture Holder with 65 days’ notice.

If at any time after the issuance of a Debenture that the daily VWAP is less than the Floor Price for five (5) trading days, the first day of occurrence shall a “Triggering Date” and Company is required to make monthly payments in the amount pursuant to the terms of the Debenture, beginning 30 days after that Triggering Date. The obligation to make such monthly payments shall cease if, any time after the applicable Triggering Date, the daily VWAP is greater than the Floor Price for a period of ten (10) consecutive Trading Days, unless a subsequent Triggering Date occurs. Whenever any payment or other obligation hereunder shall be due on a day other than a business day, such payment shall be made on the next succeeding business day.

Simultaneous with the entry into the Agreement, we entered into an amendment agreement with the Debenture Holder whereby we (i) reduced the conversion price of each the debentures (the “Prior Debentures”) that we issued to the Debenture Holder pursuant to each of the securities purchase agreements entered into on October 12, 2021, April 15, 2022, May 27, 2022 and August 9, 2022 (the “Prior SPAs”). We agreed to reduce the conversion price to the lower of $2.00 or 92.5% of the lowest daily VWAPs during the five (5) consecutive trading days immediately preceding the conversion date or other date of determination, though the conversion price may never be less than the floor price. We agreed that this amended conversion price is adjustable from time to time pursuant to the terms and conditions of the Prior Debentures, and (ii) agreed that: (a) the Debenture holder shall not be subject to any limitation on its ability to trade or sell the underlying shares of those Prior Debentures and removed certain trading limitations set forth in the Prior Debentures and (b) upon our request the Debenture Holder will provide trading reports setting forth the number and average sales prices of shares of our Common Shares sold by the Debenture Holder during the prior trading week on each trading day along with the total aggregate number of Common Shares traded on each trading day.

Item 9.01 Financial Statements and Exhibits

The following exhibits are attached to this Current Report on Form 8-K.

EXHIBIT INDEX

Exhibit No.	Description

10.1	Securities Purchase Agreement, dated August 23, 2022
10.2	Form of Debenture
10.3	Form of Warrant
10.4	Second Amendment to Convertible Debentures, dated August 23, 2022
104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: August 23, 2022

HELBIZ, INC.

By:	/s/ Salvatore Palella
Name: Title:	Salvatore Palella Chief Executive Officer